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                                                                    EXHIBIT 10.2

Mr. J. Richard Jones
1515 Oak Hollow Drive
Milford, MI 48380

                                December 7, 1998

Dear Dick,

The following is the confirmation of how we will execute the specifics of the consulting agreement between you (the consultant), and Dura Automotive Systems, Inc.

REMUNERATION:

Commencing May 1, 1998, ending May 5, 2007.
Years 1 through 4                                   $  300,000.00 per annum
Years 5 through 9                                   $   60,000    per annum
                                                    -------------
Total                                               $1,500,000.00

To be paid twice monthly, through the Dura payroll system with appropriate withholdings being deducted from the gross pay and remitted by Dura on the consultants behalf.

HEALTH CARE:

For years 1 through 5 Dura will cover the consultant under the Dura policies, starting January 1st 1999. Consultant will be covered by Trident Blue Cross program from May 1st to December 31, 1998.

For years 6 through 9 consultant will be covered by the Dura program but will have the average cost per employee deducted from his compensation to pay for this benefit. (Based on the 1998 average $703.76/mth or $8,445.12/year)

AUTOMOBILE:

Consultant will continue to drive the car provided by Trident until the end of November 1998 and will be covered by Dura automobile policy until that time.

After the lease expiration, in place of the company provided automobile, the consultant will receive an allowance of $8,300 per annum until the end of year
5. The Company will reimburse the cost of insurance until the end of year 5.

COUNTRY CLUB:

Commencing May 1, 1998 and through year 5, the consultants gross pay will be increased to include an allowance of $9,000.00 per year.( for practical purposes the actual costs will be paid for May - September 1998 and the allowance will commence October 1998.)

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LIFE INSURANCE:

For year 1 through 5, the company coverage will be $200,000.00, the consultant, may purchase individual term life insurance for up to $700,000.00 of additional coverage and submit the expense for reimbursement. (Cost quoted from State Farm is $2,109.00)


It has been agreed that the $2,109.00 will be added to the annual payroll in lieu of coverage.

EXCESS BENEFIT PLAN:

The Company will purchase an annuity on the consultants behalf which will pay $21,285.00 per annum for the consultant's and his surviving spouses lifetime, with payments commencing on the 1st day of the month in which the consultant reaches age 65.

OTHER EXPENSES:

Per section 3(b), Dura will reimburse the consultant for all reasonable expenses incurred by him in the course of performing his duties under the Consulting Agreement, for years 1 through 5-Attached is a copy of the Dura expense policy, forms and automobile policy. Stephen Graham